NEWS RELEASE                                                      [CIGNA Logo]
                                   EXHIBIT 20

                 IMMEDIATE


                 ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130 MICHAEL J. MONROE, MEDIA RELATIONS - (215) 761-6133


                       CIGNA'S THIRD QUARTER 1996 RESULTS

PHILADELPHIA, OCTOBER 30, 1996 -- CIGNA Corporation (NYSE:CI) today reported third quarter 1996 operating income* of $270 million, or $3.55 per share, versus a loss of $579 million, or a loss of $7.94 per share, reported in the third quarter of 1995. The third quarter 1995 loss included $849 million of after-tax adjustments for asbestos and environmental (A&E), cost reduction and unrecoverable reinsurance charges. Excluding these adjustments, third quarter 1995 operating income was $270 million, or $3.70 per share ($3.57 per share assuming full conversion of 8.2% convertible debentures, announced as of the third quarter of 1995), and includes no A&E losses.

Third quarter 1996 results include $18 million of catastrophe losses, $13 million due to Hurricane Fran. This compares with $5 million of catastrophe losses in the third quarter of 1995.

Operating income for the nine months of 1996 was $741 million, or $9.68 per share, compared with a loss of $244 million, or a loss of $3.36 per share, for the nine months of 1995. Operating income for the nine months of 1995, before adjustments, was $605 million, or $8.33 per share.

"Our third quarter and year-to-date results continue to reflect strong performance in our life and pension businesses. Health results are solid but remain a focus for improvement. Property and Casualty results, excluding the effect of Hurricane Fran, showed continued improvement," said Wilson H. Taylor, CIGNA's Chief Executive Officer.

* OPERATING INCOME (LOSS) IS DEFINED AS NET INCOME (LOSS) EXCLUDING REALIZED INVESTMENT GAINS AND LOSSES.
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                                     - 2 -



FURTHER INFORMATION ON THE THIRD QUARTER AND NINE MONTHS OF 1995, BEFORE AND AFTER ADJUSTMENTS, IS PROVIDED ON THE ATTACHED FINANCIAL INFORMATION PAGE ALONG WITH 1996 RESULTS. THE FOLLOWING SEGMENT DISCUSSIONS OF OPERATING RESULTS EXCLUDE THE 1995 ADJUSTMENTS.

SEGMENT RESULTS:

EMPLOYEE LIFE AND HEALTH BENEFITS
This segment, which includes CIGNA's HMO and indemnity operations, had operating income of $127 million in the third quarter of 1996. This compares with operating income of $136 million in the third quarter of 1995. For the nine months of 1996, operating income was $360 million, compared with $369 million in 1995.

HMO medical membership grew by about 400,000 covered lives or 10% since September 30, 1995.

EMPLOYEE RETIREMENT AND SAVINGS BENEFITS
This segment, which operates in the defined contribution and defined benefit markets, had operating income of $52 million in the third quarter of 1996.
This compares with operating income of $48 million in the third quarter of 1995. For the nine months of 1996, operating income was $147 million, compared with $143 million in 1995.

Assets under management at September 30, 1996, were $39.0 billion, an increase of 5% from $37.2 billion as of September 30, 1995.
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                                     - 3 -



INDIVIDUAL FINANCIAL SERVICES
This segment, which includes individual and corporate-owned life insurance, life, accident and health reinsurance, and annuity businesses, had operating income of $47 million in the third quarter of 1996. This compares with operating income of $36 million in the third quarter of 1995. For the nine months of 1996, operating income was $121 million, compared with $112 million in 1995.

PROPERTY AND CASUALTY*
The property and casualty (P&C) segment, which includes the Ongoing operations (International and Domestic) and Runoff, had operating income of $58 million for the third quarter of 1996. This compares with operating income of $66 million for the third quarter of 1995. For the nine months of 1996, operating income was $159 million, compared with $35 million in 1995.

Ongoing operations had operating income of $57 million for the third quarter of 1996. This compares with operating income of $47 million for the third quarter of 1995. For the nine months of 1996, operating income was $154 million, compared with $79 million in 1995. The combined ratio in the third quarter of 1996 was 100%.

After-tax catastrophe losses for the Ongoing operations were $18 million and $3 million for the third quarter of 1996 and 1995, respectively. The third quarter 1996 catastrophes included $13 million of after-tax losses due to Hurricane Fran. For the nine months of 1996, after-tax catastrophe losses for the Ongoing operations were $38 million compared with $29 million in 1995.

* AMOUNTS FOR 1995 ARE REPORTED ON A PRO FORMA BASIS AS THOUGH THE DOMESTIC P&C RESTRUCTURING, WHICH WAS EFFECTIVE AS OF DECEMBER 31, 1995, WAS IN PLACE AT THE BEGINNING OF 1995. THESE PRO FORMA RESULTS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WOULD HAVE BEEN REPORTED HAD THE RESTRUCTURING ACTUALLY OCCURRED AS OF JANUARY 1, 1995. CONSOLIDATED P&C SEGMENT AMOUNTS FOR 1995 DID NOT CHANGE.
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                                     - 4 -




International had operating income for the third quarter of 1996 of $37 million, compared with income of $36 million in 1995. The combined ratio was 92% for the third quarter of 1996 and 1995. For the nine months of 1996, International's operating income was $102 million, compared with $84 million in 1995.

Domestic had operating income of $20 million for the third quarter of 1996, compared with income of $11 million in 1995. The combined ratio for the third quarter of 1996 was 108%, compared with 111% for the comparable period of 1995. For the nine months of 1996, Domestic's operating income was $52 million, compared with a loss of $5 million in 1995.

Run-off had operating income of $1 million in the third quarter of 1996, compared with income of $19 million for the same period in 1995.

OTHER
Other Operations, which includes unallocated investment income, expenses (principally debt service) and taxes, as well as the results of CIGNA's investment and real estate subsidiaries and settlement annuity business, had an operating loss of $14 million in the third quarter of 1996. This compares with an operating loss of $16 million in the third quarter of 1995. For the nine months of 1996, the operating loss was $46 million, compared with a loss of $54 million in 1995.

NET INCOME
Consolidated net income for the quarter was $281 million ($3.69 per share), compared with $283 million ($3.88 per share), before the noted adjustments, a year ago. For the nine months of 1996, consolidated net income was $750 million ($9.80 per share), compared with $778 million ($10.71 per share), before the noted adjustments, a year ago. Including the adjustments, the
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                                     - 5 -



consolidated net loss for the third quarter and nine months of 1995 was $566 million ($7.76 per share) and $71 million ($0.98 per share), respectively.

The 1996 third quarter consolidated net income included after-tax realized investment gains of $11 million ($0.14 per share), compared with gains of $13 million ($0.18 per share) for the same period of 1995. The nine months of 1996 consolidated net income included after-tax realized investment gains of $9 million ($0.12 per share), compared with gains of $173 million ($2.38 per share) for the same period of 1995. The significant investment gains in the nine months of 1995 reflect the effects of restructuring the equity portfolio.

REVENUES
Consolidated revenues for the third quarter of 1996 were $4.7 billion, compared with $4.6 billion for the same period in 1995. For both the nine months of 1996 and 1995, consolidated revenues were $14.1 billion.

ASSETS/SHAREHOLDERS' EQUITY
Assets at September 30, 1996, were $97.3 billion, compared with $95.9 billion at year-end 1995. Shareholders' equity was $7.0 billion ($93.22 per share) at September 30, 1996, compared with $7.2 billion ($93.76 per share) at December 31, 1995.

                                      ###

CIGNA  CORPORATION
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)




==================================================================================================================
                                                            Three Months Ended               Nine Months Ended
                                                               September 30,                    September 30,
                                                              1996          1995               1996        1995
------------------------------------------------------------------------------------------------------------------
REVENUES
    Premiums and fees                                     $    3,444   $     3,408         $  10,333   $   10,340
    Net investment income                                      1,069         1,080             3,263        3,192
    Other revenues                                               154           134               448          391
    Realized investment gains                                     18            20                17          226
------------------------------------------------------------------------------------------------------------------
         Total                                            $    4,685   $     4,642         $  14,061   $   14,149
==================================================================================================================

OPERATING INCOME (LOSS) BY SEGMENT (1)
    Employee Life and Health Benefits:
        Indemnity operations                              $       73   $        78         $     198   $      204
        HMO operations                                            54            38               162          145
                                                            ---------    ----------          --------    ---------
          Total Employee Life and Health Benefits                127           116               360          349
    Employee Retirement and Savings Benefits                      52            48               147          143
    Individual Financial Services                                 47            36               121          112
    Property and Casualty (2):
       Domestic                                                   20           (49)               52          (65)
       International                                              37            36               102           84
                                                            ---------    ----------          --------    ---------
          Ongoing operations                                      57           (13)              154           19
       Run-off operations                                          1          (750)                5         (813)
                                                            ---------    ----------          --------    ---------
             Total Property and Casualty                          58          (763)              159         (794)
     Other Operations                                            (14)          (16)              (46)         (54)
------------------------------------------------------------------------------------------------------------------
        Total                                             $      270   $      (579)        $     741   $     (244)
==================================================================================================================

NET INCOME (LOSS) BY SEGMENT
    Employee Life and Health Benefits:
        Indemnity operations                              $       76   $        79         $     195   $      305
        HMO operations                                            54            38               162          145
                                                            ---------    ----------          --------    ---------
          Total Employee Life and Health Benefits                130           117               357          450
    Employee Retirement and Savings Benefits                      57            48               158          145
    Individual Financial Services                                 47            37               121          112
    Property and Casualty (2):
       Domestic                                                   20           (43)               53           (9)
       International                                              39            40               114           87
                                                            ---------    ----------          --------    ---------
          Ongoing operations                                      59            (3)              167           78
       Run-off operations                                          -          (753)               (7)        (818)
                                                            ---------    ----------          --------    ---------
             Total Property and Casualty                          59          (756)              160         (740)
    Other Operations                                             (12)          (12)              (46)         (38)
------------------------------------------------------------------------------------------------------------------
        Total                                             $      281   $      (566)        $     750   $      (71)
==================================================================================================================

WEIGHTED AVERAGE SHARES
    OUTSTANDING  (thousands)                                  76,055        72,908            76,585       72,561
==================================================================================================================

EARNINGS PER SHARE:
    Operating income (loss) (1)                           $     3.55   $     (7.94)        $    9.68   $    (3.36)
    After-tax realized investment gains                         0.14          0.18              0.12         2.38
------------------------------------------------------------------------------------------------------------------

    Net income (loss)                                     $     3.69   $     (7.76)        $    9.80   $    (0.98)
==================================================================================================================

SHAREHOLDERS' EQUITY at September 30                                                       $   7,008   $    6,394
==================================================================================================================

SHAREHOLDERS' EQUITY  PER SHARE at September 30                                            $   93.22   $    86.38
==================================================================================================================

 (1) Operating income is defined as net income excluding after-tax realized investment results.

 (2) Amounts for the Property and Casualty segment's Domestic and Run-off operations for 1995 are reported on a pro forma basis as though the Property and Casualty restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Consolidated Property and Casualty segment amounts for 1995 did not change.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FINANCIAL DATA EXCLUDING SPECIFIC ADJUSTMENTS - RESULTS OF OPERATIONS (Dollars in millions, except per share amounts)






                                               Employee Life & Health Benefits                 Employee
                                                                                               Retirement &
                                                   Indemnity           HMOs          Total     Savings Benefits
Three months ended September 30,                 1996      1995     1996   1995   1996   1995    1996      1995
                                               ------------------------------------------------------------------
Operating income (loss)  before adjustments       $73       $87      $54    $49   $127   $136     $52       $48
Asbestos / environmental charge                     -         -        -      -      -      -       -         -
Cost reduction charges                              -        (9)       -    (11)     -    (20)      -         -
Reinsurance charge                                  -         -        -      -      -      -       -         -
                                               ------------------------------------------------------------------

Operating income (loss) as published               73        78       54     38    127    116      52        48
                                               ------------------------------------------------------------------

After-tax realized investment gains                 3         1        -      -      3      1       5         -
                                               ------------------------------------------------------------------

Net income (loss)                                 $76       $79      $54    $38   $130   $117     $57       $48
=================================================================================================================


                                                 Individual
                                                 Financial       Property &                                     Earnings
                                                 Services        Casualty        Other        Consolidated      Per Share
Three months ended September 30,                 1996   1995   1996    1995   1996   1995     1996    1995    1996     1995
                                               -----------------------------------------------------------------------------
Operating income (loss)  before adjustments       $47    $36    $58     $66   ($14)  ($16)    $270    $270   $3.55    $3.70
Asbestos / environmental charge                     -      -      -    (686)     -      -        -    (686)      -    (9.41)
Cost reduction charges                              -      -      -     (55)     -      -        -     (75)      -    (1.03)
Reinsurance charge                                  -      -      -     (88)     -      -        -     (88)      -    (1.20)
                                               -----------------------------------------------------------------------------

Operating income (loss) as published               47     36     58    (763)   (14)   (16)     270    (579)   3.55    (7.94)
                                               -----------------------------------------------------------------------------

After-tax realized investment gains                 -      1      1       7      2      4       11      13    0.14     0.18
                                               -----------------------------------------------------------------------------

Net income (loss)                                 $47    $37    $59   ($756)  ($12)  ($12)    $281   ($566)  $3.69   ($7.76)
============================================================================================================================

                                               Employee Life & Health Benefits                 Employee
                                                                                               Retirement &
                                                   Indemnity           HMOs         Total      Savings Benefits
Nine months ended September 30,                  1996      1995     1996   1995   1996   1995    1996      1995
                                               ------------------------------------------------------------------
Operating income (loss)  before adjustments      $198      $213     $162   $156   $360   $369    $147      $143
Asbestos / environmental charge                     -         -        -      -      -      -       -         -
Cost reduction charges                              -        (9)       -    (11)     -    (20)      -         -
Reinsurance charge                                  -         -        -      -      -      -       -         -
                                               ------------------------------------------------------------------
Operating income (loss) as published              198       204      162    145    360    349     147       143
                                               ------------------------------------------------------------------

After-tax realized investment gains (losses)       (3)      101        -      -     (3)   101      11         2
-----------------------------------------------------------------------------------------------------------------

Net income (loss)                                $195      $305     $162   $145   $357   $450    $158      $145
=================================================================================================================


                                                Individual
                                                Financial       Property &                                    Earnings
                                                Services        Casualty        Other        Consolidated     Per Share
Nine months ended September 30,                 1996   1995   1996    1995   1996   1995     1996    1995    1996     1995
                                               ----------------------------------------------------------------------------
Operating income (loss)  before adjustments     $121   $112   $159     $35   ($46)  ($54)    $741    $605   $9.68    $8.33
Asbestos / environmental charge                    -      -      -    (686)     -      -        -    (686)      -    (9.45)
Cost reduction charges                             -      -      -     (55)     -      -        -     (75)      -    (1.03)
Reinsurance charge                                 -      -      -     (88)     -      -        -     (88)      -    (1.21)
                                               ----------------------------------------------------------------------------
Operating income (loss) as published             121    112    159    (794)   (46)   (54)     741    (244)   9.68    (3.36)
                                               ----------------------------------------------------------------------------

After-tax realized investment gains (losses)       -      -      1      54      -     16        9     173    0.12     2.38
---------------------------------------------------------------------------------------------------------------------------

Net income (loss)                               $121   $112   $160   ($740)  ($46)  ($38)    $750    ($71)  $9.80   ($0.98)
===========================================================================================================================